EXHIBIT 5.1

                     [LETTERHEAD OF DRS TECHNOLOGIES, INC.]

                                  March 4, 2002

Board of Directors
DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey  07054

Ladies and Gentlemen:

     I am general counsel to DRS Technologies, Inc., a Delaware corporation (the "Company"). Reference is made (i) to the Company's 1996 Omnibus Plan (the "Original Plan") approved by the Board of Directors of the Company on June 17, 1996 and the stockholders of the Company at the August 7, 1996 Annual Meeting of Stockholders and (ii) the Registration Statement on Form S-8 (Registration No. 333-14487) filed by the Company on October 18, 1996 with the Securities and Exchange Commission (the "Commission") with respect to a total of 500,000 shares (subject to adjustment) of common stock, par value $.01 per share, of the Company (the "Common Stock") available for issuance pursuant to the Original Plan.

     On November 20, 1998 and May 18, 2000, the Company's Board of Directors resolved to amend the Original Plan solely to increase by 900,000 and 975,000, respectively, the number of shares of Common Stock available for issuance pursuant to the Original Plan. Such amendments to the Original Plan were approved by the Company's stockholders at the February 11, 1999 Special Meeting of Stockholders and the August 9, 2000 Annual Meeting of Stockholders, respectively. In connection with such amendments to the Original Plan to increase the number of shares of Common Stock issuable thereunder (such Original Plan, as so amended, the "Amended Plan"), the Company is filing with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8 (the "Registration Statement"), relating to the additional 1,875,000 shares (subject to adjustment) (the "Shares") of Common Stock available for issuance pursuant to the Amended Plan. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     I have examined (i) the Registration Statement, (ii) the Amended Plan,
(iii) the Company's Amended and Restated Certificate of Incorporation as amended and in effect on the date hereof, (iv) the Company's Amended and Restated By-laws as in effect on the date hereof, (v) resolutions of the Board of Directors of the Company relating to, among other things, the Shares, the Amended Plan and the Registration Statement, (vi) resolutions of the stockholders of the Company relating to the Amended Plan, (vii) a specimen certificate evidencing the Common Stock, and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.


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     On the basis of the foregoing, I am of the opinion that the issuance of the
Shares has been duly authorized by requisite corporate action by the Company and, assuming the conformity of the certificates representing the Shares to the form of specimen thereof examined by me and the due execution and delivery of such certificates, the Shares, when issued, delivered and paid for in accordance with the terms and conditions of the Amended Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                   Very truly yours,

                                                   /s/ NINA LASERSON DUNN, ESQ.
                                                   Nina Laserson Dunn, Esq.
                                                   Executive Vice President,
                                                   General Counsel and Secretary
                                                   DRS Technologies, Inc.